Exhibit 10.15

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on April 1, 2017 (the “Signing Date”) by and among:

(1)                            Bilibili Inc., an exempted company duly incorporated with limited liability and validly existing under the Laws of the Cayman Islands (the “Company”),

(2)                            the parties listed on Part I of Exhibit A (collectively the “Investors” and each, an “Investor”),

(3)                            the parties listed on Part II of Exhibit A attached hereto (the “Founder Parties”, and each a “Founder Party”), and

(4)                            the parties listed on Part III of Exhibit A attached hereto (the “Major Subsidiaries”, and each a “Major Subsidiary.

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                               The Company intends to issue, sell and allot to the Investors, and each Investor intends to purchase from the Company, certain number of Series D1 Preferred Shares and Series D2 Preferred Shares of the Company, pursuant to the terms and subject to the conditions of this Agreement.

B.                               The Parties intend to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                 DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit B.

2.                                 TRANSACTIONS

2.1 Authorization. Subject to the terms and conditions hereof, on or prior to the Closing, the Company shall have authorized (a) the re-designation and re-classification of an aggregate of 11,301,189 Series C Preferred Shares and 645,357 Class A Ordinary Shares into 11,946,546 Series D1 Preferred Shares and the sale and issuance of aggregate of 1,154,643 Series D1 Preferred Shares and 13,759,564 Series D2 Preferred Shares, each having the rights, preferences and privileges as set forth in the Memorandum and Articles and (b) the reservation of 26,860,753 Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Class A Ordinary Shares”) for issuance upon conversion of the Series D1 Preferred Shares and Series D2 Preferred Shares (the “Conversion Shares”).

2.2                                 Re-classification of certain Series C Preferred Shares and Class A Ordinary Shares. Immediately prior to the Closing, each Investor has such number of Series C Preferred Shares set forth in the column designated “Number of Reclassified Series C Preferred Shares” opposite such Investor’s name on Part I-A of Exhibit A amounting to an aggregate number of 11,301,189 Series C Preferred Shares (the “Reclassified Series  C Preferred Shares”); and such number of Class A Ordinary Shares set forth in the column designated “Number of Reclassified Class A Ordinary Shares” opposite such Investor’s name on Part I-A of Exhibit A amounting to an aggregate number of 645,357 Class A Ordinary Shares (the “Reclassified Class A Ordinary Shares”). At the Closing, each Reclassified Series C Preferred Share and each Reclassified Class A Ordinary Share shall be re-designated and re-classified as one Series D1 Preferred Share.

2.3                                 Sale and Purchase of Series D1 Preferred Shares. At the Closing, subject to the terms and conditions hereof, the Company hereby agrees to issue, sell and allot to Cheerford Limited, and Cheerford Limited hereby agrees to subscribe for and purchase from the Company 1,154,643 Series D1 Preferred Shares (the “Purchased Series D1 Preferred Shares”), at a per share price of US$6.19403877, amounting to an aggregate purchase price of US$7,151,903.51 (the “Series D1 Investment Amount”).

2.4                                 ESOP. Prior to the Closing, subject to the terms and conditions hereof, the number of Class A Ordinary Shares reserved for issuance pursuant to share options granted under the Company’s employee share option plan (the “ESOP”) shall be increased from 7,336,690 Class A Ordinary Shares to 19,445,106 Class A Ordinary Shares, representing approximately 7.6% of the Company’s issued share capital immediately after the Closing (on a fully diluted and as-converted basis).

2.5                                 Sale and Purchase of Series D2 Preferred Shares. At the Closing, subject to the terms and conditions hereof, the Company hereby agrees to issue, sell and allot to the Investors, and each Investor agrees to subscribe for and purchase from the Company, that number of Series D2 Preferred Shares set forth in the column designated “Number of Series D2 Preferred Shares Purchased” opposite such Investor’s name on Part I-B of Exhibit A, amounting to an aggregate number of 13,759,564 Series D2 Preferred Shares (the “Purchased Series D2 Preferred Shares”, together with the Purchased Series D1 Preferred Shares, the “Purchased Shares”), representing 5.38% of the Company’s total issued share capital (on a fully diluted and as-converted basis) immediately after the Closing, at a per share price of US$7.26767216, amounting to an aggregate purchase price of US$100,000,000.00 (the “Series D2 Investment Amount”).

3.                                      CLOSING

3.1                                 Closing. The consummation of the transactions contemplated under Section 2.2, Section 2.3, Section 2.4 and Secion 2.5 (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date of the Closing (the “Closing Date”), which shall be no later than May 3, 2017.

3.2                                    Procedure.

(i)                                     Closing Deliverables by the Company. At the Closing, The Company shall deliver (or cause to be delivered) to each Investor (a) a true copy of the Company’s updated register of members certified by the registered agent of the Company, reflecting the Series D1 Preferred Shares and the Series D2 Preferred Shares held by such Investor at the Closing, and (b) to the extent not previously delivered, such documents, instruments and items required to be delivered in connection with the satisfaction of the Closing Conditions. At the Closing, The Company shall deliver (or cause to be delivered) to CMC, a true copy of the Company’s updated register of directors certified by the registered agent of the Company, evidencing the appointment of the CMC Director and the resignation of the Tiger Director. Within seven (7) days after the Closing Date, the Company shall deliver to each Investor share certificates issued to such Investor representing Series D1 Preferred Shares and the Series D2 Preferred Shares held by such Investor.

(ii)                                  Closing Payment by the Investors. At the Closing and against the delivery of the items pursuant to Section 3.2(i), Cheerford Limited shall pay to the Company the Series D1 Investment Amount and each Investor shall pay to the Company its portion of the Series D2 Investment Amount payable in cash by wire transfer of immediately available funds to a bank account designated by the Company, provided that the Company shall provide its bank account information to the Investors at least three (3) Business Days prior to the Closing Date.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of Covenantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached hereto as Exhibit E (the “Disclosure Schedule”), each of the Group Companies and the Founder Parties (collectively, the “Covenantors”) hereby, jointly and severally, represents and warrants to the Investors that each of the statements contained in Exhibit D attached hereto (the “Covenantors Representations and Warranties”) is true, correct and complete as of the Signing Date and will be true, correct and complete as of the Closing Date.

4.2                               Representations and Warranties of the Investors. Each Investor hereby, severally but not jointly, represents and warrants to the Company that the representations and warranties with respect to such Investor set forth in this Section 4.2  (the “Investors Representations and Warranties”) are true and correct as of the Signing Date and will be true and correct as of the Closing Date:

(i)                                     Due Organization. Such Investor is duly formed, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its formation or organization.

(ii)                                  Authorization. Such Investor has all requisite power, authority and capacity to enter into this Agreement and other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Each Transaction Document to which it is a party has been duly authorized, executed and delivered by such Investor. Each Transaction Document to which such Investor is a party, when executed and delivered by such Investor, will constitute valid and legally binding obligations of it, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, moratorium, reorganization, and other Laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.                                      CLOSING CONDITIONS

5.1                               Closing Conditions. The obligations of Cheerford Limited to purchase the Purchased Series D1 Preferred Shares and pay the Series D1 Investment Amount and each Investor to purchase its portion of Purchased Series D2 Preferred Shares and pay the Series D2 Investment Amount on the Closing Date are subject to the fulfillment and the satisfaction or waiver by such Investor of each of the following conditions (collectively, the “Closing Conditions”):

(i)                                     Representations and Warranties. Each of the Covenantors Representations and Warranties shall be true, correct and complete as of the Signing Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date.

(ii)                                  Performance of Obligations. Each Covenantor shall have performed and complied with all agreements, obligations and conditions that are required by the Transaction Documents to be performed or complied with by it on or before the Closing.

(iii)                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated under this Agreement and the other Transaction Documents and all documents and instruments incidental to such transactions shall have been completed to the satisfaction of the Investors.

(iv)                              Approvals. All Consents which are required to be obtained by each Covenantor, including but not limited to approvals from shareholders and board of each Group Company, and Consents from third parties (if necessary) in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents shall have been duly obtained prior to and be effective as of the Closing and evidence thereof shall have been delivered to the Investors.

(v)                                 Due Diligence. The Investors’ legal, financial and business due diligence investigation of the Group Companies shall have been completed to their satisfaction.

(vi)                              Completion of Restructuring. The restructuring steps set forth in the restructuring plan attached hereto as Exhibit F-1 (the “Restructuring Plan”) that are required to be completed on or before the Closing shall have been completed to the satisfaction of the Investors.

(vii)                           Board. The CMC Director (as defined in the Shareholders’ Agreement) shall have been appointed to the Board as a new director. The director appointed by Internet Fund III Pte. Ltd. shall have resigned as a director from the Board.

(viii)                        No Material Adverse Effect. There shall have been no event or events which, in the sole determination of the Investors, would have a Material Adverse Effect on the Group Companies or their businesses, operations, assets or other financial conditions. None of the Group Companies has taken any step, action or measure (or omitted to take the same), which has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(ix)                              Approval by Investment Committee/Governing Body. Each Investor’s investment committee (including any relevant governing body) shall have approved the execution of this Agreement and the other Transaction Documents to which it is a party and any transactions with respect to the Closing contemplated hereby and thereby, and such approval shall not have been rescinded, revoked or materially amended.

(x)                                 Waiver. The Company shall have received a waiver, in form and substance to the satisfaction of each Investor, (i) from the holders of the Series C1 Preferred Shares and the Series C2 Preferred Shares as of the Closing Date, with respect to the Covenantors’ failure to comply with certain covenants set forth in the shares purchase agreement entered into by and among the Company and certain other parties dated January 29, 2016 (including but not limited to Section 6.9(ii), Section 6.9(iii), Section 6.9(iv), and Section 6.9(vi) provided thereunder); and (ii) from the holders of the preferred shares as of the Closing Date, with respect to the Company’s failure to comply with certain protective provisions set forth in Exhibit C of the Company’s third amended and restated shareholders’ agreement dated May 10, 2016 and the Company’s fourth amended and restated memorandum of association adopted by special resolution of the Company passed on May 10, 2016.

(xi)                              Closing Documents.

(a)                                 Memorandum and Articles. The fifth amended and restated memorandum and articles of associations of the Company in the form attached hereto as Part I of Exhibit G (the “Memorandum and Articles”) shall have been duly adopted by all necessary action of the Board and the shareholders of the Company, and such adoption shall have been duly submitted for filing with the Companies Registry of the Cayman Islands as of the Closing as evidenced by an email confirmation from the registered agent of the Company and the Memorandum and Articles shall have become effective prior to the Closing with no amendment as of the Closing.

(b)                                 Shareholders’ Agreement. The fourth amended and restated shareholders’ agreement in the form attached hereto as Part II of Exhibit G (the “Shareholders’ Agreement”) shall have been duly executed and delivered by the parties thereto (other than the Investors).

(c)                                  Management Rights Letter. Each Investor shall have received from the Company a management rights letter in the form attached hereto as Part III of Exhibit G (the “Management Rights Letter”) duly executed by the Company, to the extent the Management Rights Letter is required by such Investor.

(d)                                 Indemnification Agreement. CMC shall have received from the Company an indemnification agreement in the form attached hereto as Part IV of Exhibit G (the “Indemnification Agreement”) duly executed and delivered by the parties thereto.

(e)                                  Employee Related Agreements. The Founders and the other Key Employees shall have entered into an employment agreement and a confidentiality, non-solicitation and invention assignment agreement.

(f)                                   Compliance Certificate. The Covenantors shall have executed and delivered to each Investor at the Closing a certificate dated as of the Closing, (i) stating that the conditions specified in this Section 5.1 have been fulfilled as of the Closing, and (ii) attaching thereto (x) the Memorandum and Articles and the Charter Documents of other Group Companies as then in effect and (y) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated hereby.

(xii)                           Purchase of certain Ordinary Shares and Series C Preferred Shares. The Investors (other than Cheerford Limited) shall have purchased 645,357 Class A Ordinary Shares from Kami Sama Limited and an aggregate amount of 11,301,189 Series C Preferred Shares from Internet Fund III Pte. Ltd. (for which each Investor (other than Cheerford Limited) shall have purchased such number of Series C Preferred Shares and Class A Ordinary Shares set forth in the column designated “Number of Reclassified Series C Preferred Shares” and “Number of Reclassified Class A Ordinary Shares” opposite such Investor’s name on Part I-A of Exhibit A), which shares shall have been effectively transferred to the relevant Investor, effective no later than the Closing Date.

(xiii)                        Repurchase of Ordinary Shares. The Company shall, and the Covenantors shall procure the Company to have, out of the funds legally available, repurchased 800,000 Class A Ordinary Shares from Saber Lily Limited and 354,643 Class A Ordinary Shares from Kami Sama Limited (the “Ordinary Share Repurchases”), which shares shall have been cancelled, effective no later than the Closing Date.

5.2                               Conditions Covenantors’ Obligations at Closing. The obligation of the Company to issue and sell the Purchased Series D1 Preferred Shares to Cheerford Limited and the Series D2 Preferred Shares to the Investors at the Closing is subject to the satisfaction or waiver by the Investors of each of the following conditions:

(i)                                     Representations and Warranties. The Investors Representations and Warranties shall be true, correct and complete as of the Signing Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date.

(ii)                                  Performance of Obligations. Each Investor shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(iii)                               Transaction Documents. Each of the Transaction Documents, to which any Investor is a party, shall have been duly executed and delivered by such Investor.

6.                                      COVENANTS OF THE COVENANTORS

Each of the Covenantors jointly and severally covenants the following to the Investors:

6.1                               Use of Proceeds. The proceeds of the sale of Series D2 Preferred Shares shall be used for business expansion, capital expenditures and general working capital of the Group Companies in accordance with the budget and business plan as approved by the Investors. The proceeds of the sale, issuance and allotment of the Preferred Shares shall not be used to repurchase, redeem or cancel any junior securities or to make any payments to a shareholder (except for the Repurchases as contemplated herein), director or officer of any Group Companies, or for repayment of any Indebtedness of any Group Company or any of its Affiliates except for the payment of the outstanding Indebtedness owed by the Company to the Investors or the payment for a bona fide arms-length transaction approved by the Board (including the affirmative vote of the Majority Preferred Directors).

6.2                               Satisfaction of Conditions. The Covenantors shall use their respective best efforts to satisfy (or cause the satisfaction of) the Closing Conditions as soon as practicable.

6.3                               Compliance. The Group Companies shall, and the other Covenantors shall cause the Group Companies to, conduct their respective business as currently conducted or proposed to be conducted in compliance with all applicable Laws of each relevant jurisdiction on a continuing basis. Without limiting the generality of the foregoing, (i) each of the Group Companies shall refrain from conducting any operations or other activities that is in conflict with or in violation of the applicable PRC Laws without the requisite Permits issued by the competent Governmental Authority of the PRC; (ii) the Covenantors shall, on a continuous basis, cause each of the record and beneficial owners of shares and equity interest in the Company, who is a “domestic resident” (as defined in Circular 37) to duly complete, obtain and keep current the foreign exchange registration with the competent local branch of the SAFE with respect to his/her direct and indirect record and beneficial ownership of shares and equity interest in the Company and each other Group Company in accordance with the requirements of the SAFE Rules and Regulations; (iii) each of the Group Companies shall at all times comply with all applicable employment Laws and make full payment of statutory contributions to the Social Insurances in each applicable jurisdiction as such contributions are required under the applicable Laws; (iv) each of the Group Companies shall comply with all applicable Tax Laws and all record-keeping, reporting, and other legal requirements necessary for such Group Company to comply with any applicable Tax Law or to allow the Investors to avail themselves of any applicable provision of Tax Laws and the Covenantors will also provide the Investors with any documentation or information requested by the Investors to allow the Investors to comply with applicable Tax Laws; and (v) each of the Group Companies shall at all times comply with all applicable Intellectual Property Laws, and obtain and maintain any and all licenses and authorizations required under the applicable Laws for all patents, copyrighted materials, trademarks, service marks, logos, tradenames or any other contents that are used in the businesses of the Group Companies as currently conducted.

6.4                               Use of Investor’s Name or Logo. Without the prior written Consent of an Investor, and whether or not such Investor is the shareholder of the Company, none of the Group Companies, their shareholders (excluding such Investor), nor the Founder shall use, publish or reproduce the names of such Investor or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

6.5                               Exclusivity. Between the Signing Date and the Closing, the Covenantors shall not, and they shall not permit any of the Company’s Related Parties or any Group Company to, directly or indirectly solicit, initiate, respond to, participate in any way in, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person other than the Investors that would involve an investment in, purchase of shares of, or acquisition of any Group Company or any material assets thereof or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated hereby. The Covenantors shall, and shall cause the Company’s Related Parties and other Group Companies to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction, they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investors.

6.6                               Confidentiality. Each Party shall, and shall cause any Person who is Controlled by such Party to, keep confidential the existence and content of this Agreement, the other Transaction Documents and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) unless the Company and the Investors shall mutually agree otherwise; provided that any Party may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by applicable Laws or the rules of any stock exchange; provided that such Party shall, where practicable and to the extent permitted by applicable Laws, provide the other Parties with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other Parties, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, (c) in the case of each Investor, to its auditors, counsel, directors, officers, employees, fund manager, shareholders, partners, or investors, and (d) to its current or bona fide prospective investors, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof.

For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 6.6, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party. The Parties shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement, the other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the Investors’ prior written Consent.

6.7                               Executory Period Covenants.

(i)                                     Access. Between the Signing Date and the Closing Date, the Covenantors shall permit the Investors, or any representative thereof, to (i) visit and inspect the properties of the Group Companies, (ii) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (iii) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (iv) review such other information as the Investors reasonably request, in such a manner so as not to unreasonably interfere with their normal operations.

(ii)                                  Covenants. Prior to the Closing, except as the Investors otherwise agree in writing or the transactions contemplated under the Transaction Documents, each of the Group Companies shall (and the Covenantors shall cause each of the Group Companies to) (i) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and Contracts, (ii) pay or perform its debts, taxes, and other obligations when due, (iii) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (iv) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (v) otherwise periodically report to the Investors concerning the status of its business, operations and finance, and (vi) take all actions reasonably necessary, to consummate the transactions contemplated hereby promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investors to be satisfied.

(iii)                               Negative Covenants. Prior to the Closing, except as the Investors otherwise agree in writing or the transactions contemplated under the Transaction Documents, none of the Group Companies shall (and the Covenantors shall not permit any of the Group Companies to: (i) take any action that would make any of the Covenantors Representations and Warranties inaccurate in any material aspects at the Closing, (ii) waive, release or assign any material right or claim, (iii) take any action that would reasonably be expected to materially impair the value of the Group Companies, (iv) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (v) issue, sell, or grant any Equity Security unless otherwise pursuant to the Transaction Documents, (vi) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (vii) incur any Indebtedness for borrowed money or capital lease commitments or assume or guarantee any Indebtedness of any Person, (viii) enter into any Contract or other transaction with any Related Party unless otherwise pursuant to the Transaction Documents, or (ix) authorize, approve or agree to any of the foregoing.

(iv)                              Information. From the date hereof until the Closing, (i) the Company shall promptly notify the Investors of any Action commenced or threatened in writing against any Group Company, (ii) each Covenantor shall promptly notify the Investors of any breach, violation or non-compliance by the first Party of any representation, warranty or covenant made by any Covenantor hereunder, and (iii) the Company will promptly provide the Investors with copies of all correspondence and inquiries to and from, and all filings made with, any Governmental Authority with respect to the transactions contemplated hereby.

6.8                               Tax Basis in Relation to an Indirect Transfer. The Company undertakes to inject all or substantially all of the Series D2 Investment Amount paid by the Investors into the registered capital of the WFOE (the “Capital Injection Amount”) following the Closing. The Company further undertakes to procure that, in the event of any subsequent sale of Equity Securities in the Company by any Investor, such Investor shall be entitled to apply (i) the entire Capital Injection Amount that corresponds to such Investor’s purchase price under this Agreement and (ii) with respect to Cheerford Limited, the entire Series D1 Investment Amount and with respect to CMC and Tencent Mobility Limited, the entire share transfer payment payable by each of CMC and Tencent Mobility Limited (the details of which are set forth in Part I-A of Exhibit A herein), to such Investor’s indirect basis in the equity of any Subsidiary of the Company in the PRC with respect to any Tax filing, Tax position and other communication with the relevant PRC Tax Governmental Authorities for purposes of determining any income Tax, capital gains Tax or any other Tax calculated with reference to gains made through the subscription, purchase and sale of the Company’s Equity Securities.

6.9                               Other Covenants.

(i)                                     Obtaining Licenses and Permits for the Principal Business. To the extent permitted by the applicable Laws and as soon as practicable after the Closing, each of the Group Companies shall, and the Covenantors shall procure each of the Group Companies to, (i) obtain and maintain in a timely manner all requisite Consents and Permits for conducting the Principal Business in compliance with all material aspects with applicable Laws, and (ii) if so required by any applicable Laws, obtain additional Consents and Permits necessary for conducting the Principal Business as soon as possible but in any event no later than the time limit required by the applicable PRC Laws or the competent Governmental Authorities.

(ii)           Amendment of Business Scope. Without limiting the generality of Section 6.9(i) above, Shanghai Huandian shall effect an amendment to its business scope to include its internet information services business and duly file such amendment with SAIC in accordance with the applicable Laws.

(iii)          Transfer of Intellectual Properties and Business Contracts. As soon as practicable but in any event no later than six (6) months after the Closing unless otherwise approved by the Investors, each Domestic Company shall, and the Covenantors shall cause such Domestic Company to, transfer, assign and convey its material Intellectual Properties and business contracts other than (a) trademarks, (b) domain names, (c) office lease for registered address, and (e) servers directly relating to value added telecom services, to the maximum extent permitted by applicable Laws, to the WFOE. Unless otherwise approved by the Board (including the affirmative vote of the Majority Preferred Directors) and to the maximum extent permitted by applicable Laws, any future material Intellectual Property of the Group shall be owned by the WFOE and any future business contract shall be entered into by the WFOE.

(iv)          Board of certain Group Companies. As soon as practicable and in any event no later than three (3) months after the Closing, each of the HK Holding Company and HK Bilibili, shall take all necessary corporate action such that the board of directors of such Group Company shall mirror in substance that of the Company, provided that the Company has or has procured any of its relevant Group Company to have, complied with its obligations set forth in this Section 6.9(iv). In the event relevant Group Companies fail to comply with its obligations set forth in this Section 6.9(iv), upon the request of any Investor, relevant Group Companies shall take all necessary corporate actions such that the board of directors of all Group Companies shall mirror in substance that of the Company within three (3) months following the receipt of such request. The Investors shall receive satisfactory documents evidencing such completion.

(v)           Records and Books of Account Maintenance. (i) The Company will keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with IFRS/PRC GAAP consistently applied, reflecting all financial transactions of the Company and such Subsidiary, to the extent required by IFRS/PRC GAAP, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made in accordance with IFRS/PRC GAAP; (ii) as soon as practicable after the Closing, the Group Companies shall establish and maintain the sound internal control systems on their financial and tax filing management affairs in compliance with applicable Laws.

(vi)          Transfer of Domain Names. If the Board determines that any domain name held by the Founders or any of their Affiliates is necessary for the Principal Business of the Group Companies, the Founders shall promptly transfer or cause their Affiliates to transfer, such domain name at cost to the PRC Companies (supporting documents regarding such cost shall be provided to the Company) and deliver the evidence thereof to the Investors.

(ix)          Acquisition of Shanghai Kuanyu. As soon as practicable after the Closing, any and all of the equity interest in Shanghai Kuanyu shall be transferred to Shanghai Huandian on terms and conditions approved by the Board (including the affirmative vote of the Majority Preferred Directors) (the “Acquisition”), provided that the Permit for Audio-Video Programs Transmitted through Information Network () owned by Shanghai Kuanyu shall continue to be effective and remains renewable after the Acquisition. Notwithstanding the foregoing, in the event that the Group Companies determine to terminate the current captive structure contemplated by the Control Documents and conduct a restructuring in the future, as a result of which each of the then shareholders of the Company or their respective Affiliates may hold up to the same percentage of equity interest in Shanghai Huandian as such shareholder holds in the Company (the “VIE Restructuring”), within fifteen (15) Business Days upon the completion of filing and registration regarding the VIE Restructuring with SAIC, the Acquisition shall be duly submitted for examination and approval by the State Administration of Press, Publication, Radio, Film and Television of the PRC and evidence thereof shall be delivered to the Investors.

(x)           Operation of www.biligame.com. As soon as practicable after the Closing, Wuhu Xiangyou shall, and the other Covenantors shall cause Wuhu Xiangyou to (i) apply for and acquire the Internet Publication License () issued by the competent Governmental Authority for its internet publication business and the Internet Information Service Business Operation License () issued by the competent Governmental Authority for its internet information services business, and shall effect an amendment to its business scope to include the internet publication business and the internet information services and duly file such amendment with SAIC in accordance with the applicable Laws; or (ii) conduct a business restructuring of Wuhu Xiangyou to meet all applicable Laws regarding the online game operation and to the Investors’ satisfaction.

(xi)          Overseas Copyright Licensing Agreement. (i) As soon as practicable after the Closing, each applicable Group Company shall choose to (x) execute and cause the overseas licensor(s) to execute a side agreement of the existing overseas copyrights licensing agreements (the “Licensing Agreements”) entered into by such Group Company and the overseas licensor(s); or (y) obtain an undertaking letter from the overseas licensor(s) specifying that the Domestic Companies shall be included as the licensees to the Licensing Agreements or the licensees shall be changed to the Domestic Companies; and (ii) as soon as practicable and in any event no later than thirty (30) days after the Closing, the standard form of Licensing Agreements shall be modified to include the Domestic Companies as the licensees or to change the licensees to the Domestic Companies and authorize each of them to use all the copyrights of the overseas licensor(s) thereunder and the standard form of Licensing Agreements will be gradually entered into by the Domestic Companies in its future licensing business with the overseas licensor(s).

(xii)         Registration of Equity Pledge. All pledge of equity interests in Shanghai Huandian shall be duly registered with the competent Governmental Authority pursuant to their respective equity pledge agreements entered into with the WFOE as soon as practicable after the Closing but in no event later than two (2) months after the Closing.

(xiii)        Circular 37 Registration. To the extent required by applicable laws and SAFE, as soon as practicable after the Closing but in any event no later than three (3) months after the Closing unless otherwise approved by the Investors, each shareholder of the Company who is a “domestic resident” (as defined in Circular 37) shall report and register with the competent local branch of the SAFE in accordance with the requirements of Circular 37.

(xiv)        Onshore Restructuring. As soon as practicable but in no event later than one (1) month following the Closing, each of the Group Companies and the Covenantors shall procure that (x) the equity interests in Shanghai Huandian held by Mr. Li Feng shall be transferred to one or more Founders (or any such other person as consented to by the Investor), and (y) Mr. Tong Chen shall be removed as a director in the WFOE.

7.             INDEMNITY

7.1          Survival of Representations and Warranties. The Covenantors Representations and Warranties contained in this Agreement shall survive the Closing and shall terminate two (2) years after the Closing, provided however that, the Covenantors Representations and Warranties set forth in Sections 1, 2, 3, 4, 6, and 15 shall survive until the expiration of the relevant statute of limitations.

7.2          General Indemnification. Each of the Covenantors shall jointly and severally indemnify, defend and hold harmless each Investor and its respective Affiliates, and officers, directors, agents, and employees (each an “Indemnified Party”) from and against any and all losses, damages, Liabilities, claims, diminution in the value of the Company or any other Group Companies, the business of any Group Company or the Indemnified Party’s investment in the Company, proceedings, costs, expenses (including the fees, disbursements and other charges of counsel incurred by any Indemnified Party in any Action between any Covenantor and any Indemnified Party, or any Action which is between any Indemnified Party and any third party and is related to any Covenantor, in connection with any investigation or evaluation of a claim or otherwise), penalties and interest (collectively, the “Losses”) resulting from or arising out of any breach by any Covenantor of any of the Covenantors Representations and Warranties, or other representations, covenants or agreements in this Agreement or any other Transaction Document.

7.3          Specific Indemnification. Without prejudice to the generality of the foregoing, the Covenantors shall jointly and severally indemnify any Indemnified Party for any Loss suffered by such Indemnified Party as a result of or arising out of (i) any Group Company’s failure to withhold any Tax, or pay any Tax or Social Insurance (including any non-payment or underpayment) in accordance with the applicable Laws for all tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any tax period that includes (but does not end on) the Closing Date; (ii) any Group Company’s failure to comply with any applicable Laws in any material respects that incurred or existed on or prior to the Closing Date; (iii) any Group Company’s failure to timely obtain any Consent or Permit from any competent Governmental Authority in accordance with applicable Laws; (iv) any Action that are brought against any Group Company for matters that incurred before or are attributable to any event or situation incurred or existed before the Closing Date; (v) any infringement of Intellectual Properties by or of any third party in connection with or arising from any Group Company’s use of such Intellectual Properties and/or the upload, display and dissemination of any content by websites operated through the Group Companies that incurred before the Closing Date; (vi) any penalties, fine or other damage to the Group Companies arising out from the withdrawal of the paid-in registered capital of Shanghai Kuanyu in violation of applicable Laws by its original shareholders; or (vii) any penalties, fine or other damage to the Group Companies arising from the operation of third parties-owned websites by the Group Companies in violation of laws. The indemnification under this Section 7.3 shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Covenantors have any actual or constructive knowledge with respect thereto.

7.4          Procedure.

Each Indemnified Party will notify each of the Covenantors and the other Parties in writing of any Action against such Indemnified Party in respect of which any Covenantor is or may be obligated to provide indemnification hereunder promptly after the receipt of notice or Knowledge of the commencement thereof. The failure of any Indemnified Party to notify any Covenantor shall not relieve such Covenantor from any Liability which it may have to such Indemnified Party under this Section 7.4 or otherwise unless the failure to so notify results in the forfeiture by such Covenantor of substantial rights and defense and will not in any event relieve such Covenantor from any obligations other than the indemnification provided for herein. Any Covenantor will have the right to participate in, and, to the extent it so desires, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Parties. Such participation made by any Covenantor to assume the defense shall not be deemed an acknowledgement that such Covenantor is subject to indemnification hereunder. However, each Indemnified Party will have the right to retain separate counsel and to participate in the defense thereof, with the fees and expenses of such counsel to be paid by the Covenantors if representation of such Indemnified Party by the counsel retained by the Covenantors would be, in the Indemnified Party’s view, inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The Covenantors will be responsible for the expenses of such defense even if it does not elect to assume such defense. None of the Covenantors may, except with the Consent of the relevant Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of such Indemnified Party of all Liabilities in respect of such Action.

7.5         Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Party or Indemnified Party may otherwise have.

7.6         Limitation. The Parties acknowledge and agree that the maximum liability of the Covenantors under this Agreement and the Transaction Documents shall not exceed (i) with respect to Cheerford Limited, the Series D1 Investment Amount and with respect to CMC and Tencent Mobility Limited, the share transfer payment payable by each of CMC and Tencent Mobility Limited (the details of which are set forth in Part I-A of Exhibit A herein) plus (ii) the respective potion of the Series D2 Investment Amount for each of the Investors who are Indemnified Parties, provided however, that such maximum liability shall not apply to the indemnification obligations of the Covenantors related to any fraud, gross negligence, intentional concealment, willful misconduct, or breach of any covenant or undertaking made by any Covenantor under this Agreement and the Transaction Documents.

8.           MISCELLANEOUS

8.1          Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

8.2         Dispute Resolution.

(i)                Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination hereof, shall be settled by arbitration.

(ii)               The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre in accordance with UNCITRAL Arbitration Rules in effect (the “UNCITRAL Rules”), which rules are deemed to be incorporated by reference into this subsection (ii). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules. The arbitration shall be conducted in the English language

(iii)              Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv)             The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v)              When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi)             The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii)            The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

8.3            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified on Part IV of Exhibit A (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3).

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, Consent or other communication hereunder to be effective.

8.4            Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written Consent of the Investors and the Company; provided that each Investor may assign its rights and obligations along with the transfer of its portion of Purchased Shares to its Affiliate without the Consent of the other Parties under this Agreement.

8.5            Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any applicable Laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

8.6            Amendment. This Agreement may only be amended or modified by an instrument in writing signed by the Company and the Investors.

8.7            Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

8.8            Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, Consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.9            Fees and Expenses. At the Closing, the Company shall promptly pay and reimburse CMC for all out-of-pocket documented legal, professional and other third-party fees, costs and expenses incurred by CMC in connection with the conduct of its industry, legal and financial due diligence and its negotiation, preparation, execution and completion of this Agreement and any other Transaction Documents hereunder and thereunder (the “Expenses”) of up to US$100,000. If the Closing fails to occur (i) for any reason not attributable to the Investors, or because there exist material negative differences between the findings of the due diligence made by the Investors and the information disclosed by the Covenantors, the Company shall reimburse all Expenses incurred by any Investor respectively within three (3) Business Days upon the demand of such Investor; or (ii) for any reason solely attributable to any of the Investors, CMC shall bear its own Expenses incurred by the Investors; or (iii) for any reason not attributable to any Party, each Party shall bear its own Expenses incurred by such Party.

8.10          Finder’s Fees. Each Party represents and warrants to the other Parties that, it has retained no finder or broker in connection with the transactions contemplated by this Agreement and other Transaction Documents and hereby agrees to indemnify and to hold harmless the other Parties from and against any Liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person (and the costs and expenses of defending against such Liability or asserted Liability) for which the indemnifying Party or any of its employees or representatives are responsible.

8.11          Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (e) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated and (g) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship.

8.12        Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

8.13          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.14        Non-signing Group Companies. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Covenantors that are parties to this Agreement shall, severally and jointly, procure (i) that each of the Covenantors Representations and Warranties applicable to the Subsidiaries of the Group Companies that are not parties to this Agreement (the “Non-signing Group Companies”) is true correct and complete with respect to such Non-signing Group Companies as of the Signing Date and remain so as of the Closing Date; and (ii) each of the Non-signing Group Companies to comply with any and all covenants and undertakings set forth herein applicable to such Non-signing Group Companies.

8.15          Termination.

(i)            Termination of Agreement. This Agreement may be terminated prior to the Closing (i) by mutual written Consent of the Parties, (ii) by an Investor with respect to such Investor if the Closing has not occurred within two (2) months after this Agreement has been entered into; provided if the failure of occurrence of the Closing was not due to any Party’s fault, Parties shall negotiate in good faith to settle any unresolved issues in connection with the transaction contemplated herein; (iii) by an Investor with respect to such Investor, by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of any Covenantor, which has not been cured within thirty (30) days after the date of a written notice given by such Investor to the Company, or (iv) by an Investor with respect to such Investor if, due to any change of the applicable Laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable Laws.

(ii)            Effect of Termination. If this Agreement is terminated pursuant to the provision of  Section 8.15(i), this Agreement will be of no further force or effect, provided that no Party shall be relieved of any Liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation, provided further, if the failure of occurrence of the Closing was not due to any Party’s fault, the Parties shall negotiate in good faith to settle any unresolved issues in connection with the transactions contemplated herein.

(iii)          Survival. The provisions of Sections 1, 6.4, 6.6, 7 and 8 shall survive the expiration or early termination of this Agreement.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties have duly executed this Share Purchase Agreement as of the date first above written.

GROUP COMPANIES:

BILIBILI INC.

By:	/s/ Chen Rui
Name: Chen Rui
Title: Director

HODE HK LIMITED

By:	/s/ Chen Rui
Name: Chen Rui
Title: Director

BILIBILI HK LIMITED

By:	/s/ Chen Rui
Name: Chen Rui
Title: Director

SHANGHAI HUANDIAN INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Xu Yi
Name: Xu Yi
Title: Legal Representative

IN WITNESS WHEREOF, the Parties have duly executed this Share Purchase Agreement as of the date first above written.

GROUP COMPANIES:

SHANGHAI BILIBILI ANIMATION CO., LTD.

By:	/s/ Xu Yi
Name: Xu Yi
Title: Legal Representative

HANGZHOU HUANDIAN TECHNOLOGY CO., LTD.

By:	/s/ Xu Yi
Name: Xu Yi
Title: Legal Representative

HODE SHANGHAI LIMITED

By:	/s/ Chen Rui
Name: Chen Rui
Title: Legal Representative

SHANGHAI KUANYU CYBER TECHNOLOGY CO., LTD.

By:	/s/ Chen Rui
Name: Chen Rui
Title: Legal Representative

WUHU XIANGYOU INTERNET AND TECHNOLOGY CO., LTD.

By:	/s/ Xu Yi
Name: Xu Yi
Title: Legal Representative

IN WITNESS WHEREOF, the Party has duly executed this Share Purchase Agreement as of the date first above written.

FOUNDER PARTIES:

XU YI

/s/ Xu Yi

KAMI SAMA LIMITED

By:	/s/ Xu Yi
Name: Xu Yi
Title: Director

CHEN RUI

/s/ Chen Rui

VANSHIP LIMITED

By:	/s/ Chen Rui
Name: Chen Rui
Title: Director

XU YI
For and on behalf of
CAO XI

/s/ Xu Yi

CHOBITS LIMITED

By:	/s/ Xu Yi
Name: Xu Yi
Title: Authorized Signatory

IN WITNESS WHEREOF, the Party has duly executed this Share Purchase Agreement as of the date first above written.

FOUNDER PARTIES:

XU YI
For and on behalf of
WEI QIAN

/s/ Xu Yi

LOLITA LIMITED

By:	/s/ Xu Yi
Name: Xu Yi
Title: Authorized Signatory

XU YI
For and on behalf of
LAM WAI HONG

/s/ Xu Yi

MADOKA LIMITED

By:	/s/ Xu Yi
Name: Xu Yi
Title: Authorized Signatory

IN WITNESS WHEREOF, the Party has duly executed this Share Purchase Agreement as of the date first above written.

FOUNDER PARTIES:

LI NI

/s/ Li Ni
Saber Lily Limited

By:	/s/ Li Ni
Name: LI NI
Title: Director

IN WITTENSS WHEREOF, the Parties have duly executed this Share Purchase Agreement as of the date first above written.

INVESTOR:

CMC Beacon Holdings Limited

By:	/s/ Xu Zhihao
Name: Xu Zhihao
Title: Authorized Signatory

IN WITTENSS WHEREOF, the Parties have duly executed this Share Purchase Agreement as of the date first above written.

INVESTOR:

Tencent Mobility Limited

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

IN WITTENSS WHEREOF, the Parties have duly executed this Share Purchase Agreement as of the date first above written.

INVESTOR:

CHEERFORD LIMITED

By:	/s/ Jin Wenji
Name: Jin Wenji
Title: Authorized Signatory

EXHIBIT A

PARTIES

Part I-A Details for the Transaction in connection with Share Transfers

Investors	Number of Reclassified Series C Preferred Shares	Number of Reclassified Class A Ordinary Shares	Number of Purchased Series D1 Preferred Shares	Share Transfer Payment Amount — (US$)
CMC Beacon Holdings Limited	10,732,882	612,904	11,345,786	70,276,238.36
Tencent Mobility Limited	568,307	32,453	600,760	3,721,130.73

Total	11,301,189	645,357	11,946,546	73,997,369.09

Part I-B Details for the Transaction in connection with Series D2 Investment Amount

Investors	Number of Purchased Series D2 Preferred Shares	Series D2 Investment Amount — (US$)
CMC Beacon Holdings Limited	11,915,947	86,601,196.13
Tencent Mobility Limited	630,950	4,585,537.92
Cheerford Limited	1,212,667	8,813,265.95
Total	13,759,564	100,000,000.00

Part I-B Details for the Transaction in connection with Series D1 Investment Amount

Investors	Number of Purchased Series D1 Preferred Shares	Series D1 Investment Amount — (US$)
Cheerford Limited	1,154,643	US$	7,151,903.51
Total	1,154,643	US$	7,151,903.51

Part II Founder Parties

1.                                      Xu Yi , a Chinese citizen (residential ID number: 330825198908200138 (“Founder 1”),

2.                                      Kami Sama Limited, a limited liability company duly established and validly existing under the laws of the British Virgin Islands, wholly owned by Founder 1 (the “Founder 1 Holdco”),

3.                                      Chen Rui , a Chinese citizen (residential ID number: 510107197801231573) (“Founder 2”),

4.                                      Vanship Limited, a limited liability company duly established and validly existing under the laws of the British Virgin Islands, wholly owned by Founder 2 (the “Founder 2 Holdco”),

5.                                      Cao Xi , a Chinese citizen (residential ID number: 610104198803086153 (“Founder 3”),

6.                                      CHOBITS LIMITED, a limited liability company duly established and validly existing under the laws of the British Virgin Islands, wholly owned by Founder 3 (the “Founder 3 Holdco”),

7.                                      Wei Qian , a Chinese citizen (residential ID number: 450721198701080024 (“Founder 4”),

8.                                      LOLITA LIMITED, a limited liability company duly established and validly existing under the laws of the British Virgin Islands, wholly owned by Founder 4 (the “Founder 4 Holdco”),

9.                                      Lam Wai Hong , a Macau citizen (passport number: MA0110935 (“Founder 5”),

10.                               MADOKA LIMITED, a limited liability company duly established and validly existing under the laws of the British Virgin Islands, wholly owned by Founder 5 (the “Founder 5 Holdco”),

11.                               Li Ni , a Chinese citizen (residential ID number: 441202198601271547 (“Founder 6”, together with Founder 1, Founder 2, Founder 3, Founder 4 and Founder 5, the “Founders” and each, a “Founder”),

12.                               Saber Lily Limited, a limited liability company duly established and validly existing under the laws of the British Virgin Islands, wholly owned by Founder 6 (the “Founder 6 Holdco”, together with Founder 1 Holdco, Founder 2 Holdco, Founder 3 Holdco, Founder 4 Holdco, and Founder 5 Holdco, the “Founder Holdcos” and each, a “Founder Holdco”).

Part III Major Subsidiaries

1.                                      Hode HK Limited , a limited liability company duly incorporated and validly existing under the Laws of Hong Kong (the “HK Holding Company”), which is wholly owned by the Company;

2.                                      Bilibili HK Limited , a limited liability company duly incorporated and validly existing under the Laws of Hong Kong (“HK Bilibili”), which is wholly owned by the Company;

3                                         Hode Shanghai Limited , a wholly foreign owned enterprise established under the Laws of the PRC (the “WFOE”), which is wholly owned by the HK Holding Company;

4.                                      Shanghai Huandian Information Technology Co., Ltd. , a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Shanghai Huandian”);

5.                                      Shanghai Bilibili Animation Co., Ltd. , a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Shanghai Bilibili Animation”).;

6.                                      Hangzhou Huandian Technology Co., Ltd. , a limited liability company duly incorporated and validly existing under the Laws of the PRC duly incorporated and validly existing under the Laws of the PRC (“Hangzhou Huandian”);

7.                                      Shanghai Kuanyu Cyber Technology Co., Ltd. , a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Shanghai Kuanyu”);

8.                                      Wuhu Xiangyou Internet and Technology Co., Ltd. , a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Wuhu Xiangyou”) (including any entity that will assume all or substantially all of the businesses of Wuhu Xiangyou that it currently operates as of the date hereof).

The companies listed from item 4 to item 8 are collectively referred to as the “Domestic Companies”, and each a “Domestic Company”.

Part IV Notice Address

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to the Group Companies and the Founder Parties:

Shanghai Huandian Information Technology Co., Ltd.

Building 12 No. 720

Pudong Dadao, Shanghai

Telephone: 021 60876100

If to Series D Investors:

CMC Beacon Holdings Limited

Unit 3609, The Center, 989 Changle Road

Shanghai 200031, P.R. China

Attn: Zidong Chen

Tel: +86 21 54668282

Fax: +86 21 54661250

Tencent Mobility Limited

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

Cheerford Limited

Room 4801B - 4802, Tower 2, Plaza 66, No. 1366 Nanjing West Road, Shanghai

Phone: +86 21 2032 9362

Email: master@legendcapital.com.cn

EXHIBIT B

DEFINITIONS

“Action”

means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. In the case of any Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor.

“Board”	means the board of directors of the Company.

“Business Day”

means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, New York, Hong Kong, or the PRC.

“Charter Documents”

means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37”

means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment, Financing and Round Trip Investment via Overseas Special Purpose Companies ()) issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“Class B Ordinary Shares”	means the Company’s class B ordinary shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Class C Ordinary Shares”	means the Company’s class C ordinary shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Class D Ordinary Shares”	means the Company’s class D ordinary shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Consent”

means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract”

means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control”

with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“CMC”	means CMC Beacon Holdings Limited.

“Control Documents”

means, the following agreements and documents entered into by the WFOE and the relevant Domestic Companies (and their respective shareholders): (i) Call Option Agreement; (ii) Equity Pledge Agreement; (iii) Exclusive Technology Consulting Services Agreement; (iv) Power of Attorney; (v) Spousal Consent Letter; (vi) Voting Trust Agreement and (vii) such other control documents as reasonably requested by the Investors, each as amended and restated from time to time.

“Environmental Health and Safety Laws”

means any and all Laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the Environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of hazardous substances.

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Governmental Authority”

means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order”

means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, Consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company”	means each of the Company, the Major Subsidiaries and any Subsidiary of any of the foregoing entities.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“IFRS”	means the International Financial Reporting Standards.

“Indebtedness”

means, with respect to any Person, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease Person, (ix) all obligations in respect of any interest rate swap, the Indebtedness referred to in clauses (i) through (ix) above of guaranteed.

“Intellectual Property”

means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Knowledge”

means, with respect to the Covenantors, the actual knowledge of any of the Founder and the Key Employees, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law”

means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities”	means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, Law, equity or otherwise.

“Key Employees”	means the individuals listed on Part II of Exhibit C.

“Macau”	means the Macau Special Administrative Region of the PRC.

“Majority Preferred Directors”	has the meaning set forth in the Shareholders’ Agreement.

“Material Adverse Effect”

means any change, event or circumstance that is or would have a material adverse effect on (i) the business, properties or condition (financial or otherwise), results of operations or prospects of any of the Group Companies individually or taken as a whole, (ii) the validity or enforceability of the Transaction Documents, or (iii) the ability of any Covenantor to perform its obligations under the Transaction Documents or in connection with the transactions contemplated thereunder.

“MOFCOM”

means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the Laws of the PRC.

“Ordinary Shares”	means collectively, the Class A Ordinary Shares, the Class B Ordinary Shares, the Class C Ordinary Shares and the Class D Ordinary Shares.

“Order No. 10”

means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors () jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006, and its amendments and interpretation promulgated by MOFCOM from time to time.

“Person”

includes an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a Governmental Authority.

“PRC”	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, Macau and the islands of Taiwan.

“PRC Companies”

mean collectively the Subsidiaries of the Company which are incorporated under the Laws of the PRC; and a “PRC Company” means any of the foregoing. For the avoidance of doubt, the PRC Companies including but not limited to each of the Major Subsidiaries (other than the HK Holding Company and HK Bilibili).

“PRC GAAP”	means the generally accepted accounting principles of the PRC.

“Preferred Directors”	has the meaning set forth in the Shareholders’ Agreement.

“Principal Business”

means the business of providing online video services on www.bilibili.tv, gaming businesses, activity planning businesses, animation peripheral products, live stream video, music live show, advertising businesses, and other businesses integrated with and relating to the foregoing, as currently conducted or to be conducted by the Group Companies, or such other business as approved by the Investors.

“Public Software”

means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Real Property”	means any and all land, land use rights, buildings, structures, improvements and fixtures located thereon, easement and other rights in real property.

“Related Party”	means any Affiliate, officer, director, supervisory board member, or holder of any Equity Security of any Group Company, and any Affiliate of any of the foregoing.

“RMB”	means the lawful currency of the PRC.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations”	means collectively, the Circular 37 and any other applicable SAFE rules and regulations, as amended.

“SAIC”

means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Series A Preferred Shares”	means the Company’s series A preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series B Preferred Shares”	means the Company’s series B preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series C Preferred Shares”	means the Company’s series C preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series C1 Preferred Shares”	means the Company’s Series C1 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series C2 Preferred Shares”	means the Company’s Series C2 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series D1 Preferred Shares”	means the Company’s series D1 preferred shares of par value US$0.0001 each, of the Company.

“Series D2 Preferred Shares”	means the Company’s series D2 preferred shares of par value US$0.0001 each, of the Company.

“Shanghai Apu”	means Shanghai Apu Culture Communication Co., Ltd. ().

“Shanghai Kuanyu”	means Shanghai Kuanyu Cyber Technology Co., Ltd. ().

“Social Insurances”

means any form of social insurance and benefits as required by applicable Laws (including without limitation pension fund, medical insurance, unemployment insurance, work-related injury insurance, maternity insurance and housing fund).

“Software”

means computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code or object code), databases and compilations (including any and all data and collections of data), and all related documentation.

“Subsidiary”

means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or Controlled directly or indirectly by the subject entity or through one (1) or more subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP or PRC GAAP, consistently applied, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Tax”

means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, Social Insurance, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee Liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar Liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return”

means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents”

means this Agreement, the Memorandum and Articles, the Shareholders’ Agreement, the Management Rights Letters, the Indemnification Agreement, the Control Documents, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S.”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“Wuhu Xiangyou”	means Wuhu Xiangyou Internet and Technology Co., Ltd. .

In addition, the following terms shall have the meanings defined for such terms in the Sections or Exhibits set forth below:

“Agreement”	Preamble
“Acquisition”	Section 6.9 (ix)
“Balance Sheet Date”	Section 10.1 of Exhibit D
“Capital Injection Amount”	Section 6.8
“Class A Ordinary Shares”	Section 2.1
“Closing”	Section 3.1
“Closing Conditions”	Section 5.1
“Closing Date”	Section 3.1
“Company”	Preamble
“Company Intellectual Properties”	Section 12.3(i) of Exhibit D
“Company Real Properties”	Section 12.2 of Exhibit D
“Confidential Information”	Section 6.6
“Covenantors”	Section 4.1
“Covenantors Representations and Warranties”	Section 4.1
“Disclosure Schedule”	Section 4.1
“Domestic Company”	Part III of Exhibit A
“ESOP”	Section 2.4
“Expenses”	Section 8.9
“Financial Statements”	Section 10.1 of Exhibit D
“Founder”	Preamble
“Founder 1”	Part II of Exhibit A
“Founder 2”	Part II of Exhibit A
“Founder 3”	Part II of Exhibit A
“Founder 4”	Part II of Exhibit A
“Founder 5”	Part II of Exhibit A
“Founder 6”	Part II of Exhibit A
“Founder Holdco”	Part II of Exhibit A
“Founder 1 Holdco”	Part II of Exhibit A
“Founder 2 Holdco”	Part II of Exhibit A
“Founder 3 Holdco”	Part II of Exhibit A
“Founder 4 Holdco”	Part II of Exhibit A
“Founder 5 Holdco”	Part II of Exhibit A
“Founder 6 Holdco”	Part II of Exhibit A
“Founder Parties”	Preamble
“Hangzhou Huandian”	Part III of Exhibit A
“HK Bilibili”	Part III of Exhibit A
“HK Holding Company”	Part III of Exhibit A
“ICP License”	Section 6.9(iii)
“Indemnification Agreement”	Section 5.1(x)(d)
“Indemnified Party”	Section 7.2
“Investors”	Part I of Exhibit A
“Investors Representations and Warranties”	Section 4.2
“Licensing Agreements”	Section 6.9 (xii)
“Losses”	Section 7.2
“Major Subsidiaries”	Part III of Exhibit A
“Management Rights Letter”	Section 5.1(x)(c)
“Material Contract”	Section 11.1 of Exhibit D
“Memorandum and Articles”	Section 5.1(x)(a)
“Party”	Preamble
“Permits”	Section 7 of Exhibit D
“Purchased Series D1 Shares”	Section 2.3
“Purchased Series D2 Shares”	Section 2.5
“Reclassified Class A Ordinary Shares”	Section 2.2
“Reclassified Series C Preferred Shares”	Section 2.2
“Restructuring Plan”	Section 5.1(vi)
“Series D1 Investment Amount”	Section 2.3
“Series D2 Investment Amount”	Section 2.5
“Shanghai Bilibili Animation”	Part III of Exhibit A
“Shanghai Huandian”	Part III of Exhibit A
“Shareholders’ Agreement”	Section 5.1(x)(b)
“Signing Date”	Preamble
“VIE Restructuring”	Section 6.9 (ix)
“WFOE”	Part III of Exhibit A

EXHIBIT C

COMPANY INFORMATION

Part I Capitalization Tables

(A)                               Immediately prior to the Closing:

Authorized capital:

US$50,000 divided into 500,000,000 shares, par value of US$0.0001 each, of which (i) 348,413,706 are designated as Class A Ordinary Shares; (ii) 13,600,000 shares are designated as Class B Ordinary Shares; (iii) 8,500,000 shares are designated as Class C Ordinary Shares; (iv) 2,132,353 shares are designated as Class D Ordinary Shares; (v) 7,078,502 shares are designated as Series A Preferred Shares; (vi) 14,643,281 shares are designated as Series A+ Preferred Shares; (vii) 22,794,876 shares are designated as Series B Preferred Shares, (viii) 39,297,373 shares are designated as Series C Preferred Shares; (ix) 42,585,304 shares are designated as Series C1 Preferred Shares; and (x) 954,605 shares are designated as Series C2 Preferred Shares.

Issued capital:

Shareholder	Class of Shares	No. of Shares	Shareholding Percentage
GREEN BRIDGE GROUP LIMITED	Series C2 Preferred Shares	954,605	0.39%
STARRY CONCEPT GROUP LIMITED	Series C1 Preferred Shares	10,676,762	4.41%
SUNRISE VIEW INVESTMENTS LIMITED	Series C1 Preferred Shares	10,676,762	4.41%
CHEERFORD LIMITED	Series C1 Preferred Shares	4,313,307	1.78%
BLISSFUL DAY LIMITED	Series C1 Preferred Shares	7,351,830	3.04%
HaiTong Xuyu International Limited	Series C1 Preferred Shares	2,135,352	0.88%
GP TMT Holdings Limited	Series C1 Preferred Shares	2,135,352	0.88%
Golden Pujiang River International (BVI) Limited	Series C1 Preferred Shares	2,113,999	0.87%

Shareholder	Class of Shares	No. of Shares	Shareholding Percentage
YING TAI INTERNATIONAL LIMITED	Series C1 Preferred Shares	988,375	0.41%
GREEN BRIDGE GROUP LIMITED	Series C1 Preferred Shares	1,067,676	0.44%
Lighthouse Capital International Inc	Series C1 Preferred Shares	21,354	0.01%
Vanship Limited	Series C1 Preferred Shares	1,104,535	0.46%
Internet Fund III Pte. Ltd.	Series C Preferred Shares	17,040,111	7.04%
OPH B Limited	Series C Preferred Shares	10,954,357	4.52%
H Capital II, L.P.	Series C Preferred Shares	6,085,754	2.51%
QIMING VENTURE PARTNERS IV, L.P.	Series C Preferred Shares	530,953	0.22%
QIMING MANAGING DIRECTORS FUND IV, L.P.	Series C Preferred Shares	16,765	0.01%
CMC Bullet Holdings Limited	Series C Preferred Shares	730,291	0.30%
Windforce Limited	Series C Preferred Shares	3,817,427	1.58%
Lighthouse Venture International, Inc.	Series C Preferred Shares	121,715	0.05%
QIMING VENTURE PARTNERS IV, L.P.	Series B Preferred Shares	10,592,518	4.37%
QIMING MANAGING DIRECTORS FUND IV, L.P.	Series B Preferred Shares	334,453	0.14%
CMC Bullet Holdings Limited	Series B Preferred Shares	6,191,950	2.56%

Shareholder	Class of Shares	No. of Shares	Shareholding Percentage
IDG-Accel China Growth Fund III L.P.	Series B Preferred Shares	2,505,552	1.03%
IDG-Accel China III Investors L.P.	Series B Preferred Shares	177,626	0.07%
IDG China Media Fund II L.P.	Series B Preferred Shares	928,793	0.38%
Huaxing Capital Partners, L.P.	Series B Preferred Shares	1,031,992	0.43%
FingerFun (HK) Limited	Series B Preferred Shares	1,031,992	0.43%
IDG-ACCEL CHINA GROWTH FUND III L.P.	Series A+ Preferred Shares	7,690,118	3.18%
IDG-ACCEL CHINA III INVESTORS L.P.	Series A+ Preferred Shares	545,176	0.23%
IDG CHINA MEDIA FUND II L.P.	Series A+ Preferred Shares	2,657,987	1.10%
People Better Limited	Series A+ Preferred Shares	3,750,000	1.55%
IDG-ACCEL CHINA GROWTH FUND III L.P.	Series A Preferred Shares	6,609,905	2.73%
IDG-ACCEL CHINA III INVESTORS L.P.	Series A Preferred Shares	468,597	0.19%
Kami Sama Limited	Class A Ordinary Shares	30,385,808	12.55%
Madoka Limited	Class A Ordinary Shares	5,443,000	2.25%
CHOBITS LIMITED	Class A Ordinary Shares	1,666,000	0.69%
LOLITA LIMITED	Class A Ordinary Shares	680,000	0.28%
Saber Lily Limited	Class A Ordinary Shares	5,600,000	2.31%
Vanship Limited	Class A Ordinary Shares	27,362,118	11.30%
Additional ESOP	Class A Ordinary Shares	12,108,416	5.00%
ESOP	Class A Ordinary Shares	7,336,690	3.02%

Shareholder	Class of Shares	No. of Shares	Shareholding Percentage
Kami Sama Limited	Class B Ordinary Shares	3,000,000	1.24%
Vanship Limited	Class B Ordinary Shares	9,200,000	3.80%
Saber Lily Limited	Class B Ordinary Shares	1,400,000	0.58%
Vanship Limited	Class C Ordinary Shares	7,500,000	3.10%
Saber Lily Limited	Class C Ordinary Shares	1,000,000	0.41%
Vanship Limited	Class D Ordinary Shares	2,132,353	0.88%
Total		242,168,326	100.00%

(B)         Immediately after the Closing:

Authorized capital:

US$50,000 divided into 500,000,000 shares, par value of US$0.0001 each, of which (i) 332,854,142 are designated as Class A Ordinary Shares; (ii) 13,600,000 shares are designated as Class B Ordinary Shares; (iii) 8,500,000 shares are designated as Class C Ordinary Shares; (iv) 2,132,353 shares are designated as Class D Ordinary Shares; (v) 7,078,502 shares are designated as Series A Preferred Shares; (vi) 14,643,281 shares are designated as Series A+ Preferred Shares; (vii) 22,794,876 shares are designated as Series B Preferred Shares, (viii) 27,996,184 shares are designated as Series C Preferred Shares; (ix) 42,585,304 shares are designated as Series C1 Preferred Shares; (x) 954,605 shares are designated as Series C2 Preferred Shares; (xi) 13,101,189 shares are designated as Series D1 Preferred Shares; and 13,759,564 shares are designated as Series D2 Preferred Shares.

Issued Capital:

Shareholder	Class of Shares	No. of Shares	Shareholding Percentage	Voting Units	Voting Percentage
CMC Beacon Holdings Limited	Series D2 Preferred Shares	11,915,947	4.66%	11,915,947	1.09%
Tencent Mobility Limited	Series D2 Preferred Shares	630,950	0.25%	630,950	0.06%
Cheerford Limited	Series D2 Preferred Shares	1,212,667	0.47%	1,212,667	0.11%
CMC Beacon Holdings Limited	Series D1 Preferred Shares	11,345,786	4.43%	11,345,786	1.03%
Tencent Mobility Limited	Series D1 Preferred Shares	600,760	0.23%	600,760	0.05%
Cheerford Limited	Series D1 Preferred Shares	1,154,643	0.45%	1,154,643	0.11%
GREEN BRIDGE GROUP LIMITED	Series C2 Preferred Shares	954,605	0.37%	954,605	0.09%
STARRY CONCEPT GROUP LIMITED	Series C1 Preferred Shares	10,676,762	4.17%	10,676,762	0.97%
SUNRISE VIEW INVESTMENTS LIMITED	Series C1 Preferred Shares	10,676,762	4.17%	10,676,762	0.97%
CHERRFORD LIMITED	Series C1 Preferred Shares	4,313,307	1.69%	4,313,307	0.39%
BLISSFUL DAY LIMITED	Series C1 Preferred Shares	7,351,830	2.87%	7,351,830	0.67%
HaiTong Xuyu International Limited	Series C1 Preferred Shares	2,135,352	0.83%	2,135,352	0.19%

GP TMT Holdings Limited	Series C1 Preferred Shares	2,135,352	0.83%	2,135,352	0.19%
Golden Pujiang River International (BVI) Limited	Series C1 Preferred Shares	2,113,999	0.83%	2,113,999	0.19%
YING TAI INTERNATIONAL LIMITED	Series C1 Preferred Shares	988,375	0.39%	988,375	0.09%
GREEN BRIDGE GROUP LIMITED	Series C1 Preferred Shares	1,067,676	0.42%	1,067,676	0.10%
Lighthouse Capital International Inc	Series C1 Preferred Shares	21,354	0.01%	21,354	0.00%
Vanship Limited	Series C1 Preferred Shares	1,104,535	0.43%	1,104,535	0.10%
Internet Fund III Pte. Ltd.	Series C Preferred Shares	5,738,922	2.24%	5,738,922	0.52%
OPH B Limited	Series C Preferred Shares	10,954,357	4.28%	10,954,357	1.00%
H Capital II, L.P.	Series C Preferred Shares	6,085,754	2.38%	6,085,754	0.55%
QIMING VENTURE PARTNERS IV, L.P.	Series C Preferred Shares	530,953	0.21%	530,953	0.05%
QIMING MANAGING DIRECTORS FUND IV, L.P.	Series C Preferred Shares	16,765	0.01%	16,765	0.00%
CMC Bullet Holdings Limited	Series C Preferred Shares	730,291	0.29%	730,291	0.07%
Windforce Limited	Series C Preferred Shares	133,945	0.05%	133,945	0.01%
Uber Success Holdings limited	Series C Preferred Shares	3,683,482	1.44%	3,683,482	0.34%
Lighthouse Venture International, Inc.	Series C Preferred Shares	121,715	0.05%	121,715	0.01%
QIMING VENTURE PARTNERS IV, L.P.	Series B Preferred Shares	10,592,518	4.14%	10,592,518	0.96%
QIMING MANAGING DIRECTORS FUND IV, L.P.	Series B Preferred Shares	334,453	0.13%	334,453	0.03%
CMC Bullet Holdings Limited	Series B Preferred Shares	6,191,950	2.42%	6,191,950	0.56%
IDG-Accel China Growth Fund III L.P.	Series B Preferred Shares	2,505,552	0.98%	2,505,552	0.23%
IDG-Accel China III Investors L.P.	Series B Preferred Shares	177,626	0.07%	177,626	0.02%
IDG China Media Fund II L.P.	Series B Preferred Shares	928,793	0.36%	928,793	0.08%
Huaxing Capital Partners, L.P.	Series B Preferred Shares	1,031,992	0.40%	1,031,992	0.09%

FingerFun (HK) Limited	Series B Preferred Shares	1,031,992	0.40%	1,031,992	0.09%
IDG-ACCEL CHINA GROWTH FUND III L.P.	Series A+ Preferred Shares	7,690,118	3.00%	7,690,118	0.70%
IDG-ACCEL CHINA III INVESTORS L.P.	Series A+ Preferred Shares	545,176	0.21%	545,176	0.05%
IDG CHINA MEDIA FUND II L.P.	Series A+ Preferred Shares	2,657,987	1.04%	2,657,987	0.24%
People Better Limited	Series A+ Preferred Shares	3,750,000	1.47%	3,750,000	0.34%
IDG-ACCEL CHINA GROWTH FUND III L.P.	Series A Preferred Shares	6,609,905	2.58%	6,609,905	0.60%
IDG-ACCEL CHINA III INVESTORS L.P.	Series A Preferred Shares	468,597	0.18%	468,597	0.04%
Kami Sama Limited	Class A Ordinary Shares	29,385,808	11.48%	293,858,080	26.76%
Madoka Limited	Class A Ordinary Shares	5,443,000	2.13%	54,430,000	4.96%
CHOBITS LIMITED	Class A Ordinary Shares	1,666,000	0.65%	16,660,000	1.52%
LOLITA LIMITED	Class A Ordinary Shares	680,000	0.27%	6,800,000	0.62%
Saber Lily Limited	Class A Ordinary Shares	4,800,000	1.88%	48,000,000	4.37%
Vanship Limited	Class A Ordinary Shares	27,362,118	10.69%	273,621,180	24.92%
Additional ESOP	Class A Ordinary Shares	12,108,416	4.73%	12,108,416	1.10%
ESOP	Class A Ordinary Shares	7,336,690	2.87%	7,336,690	0.67%
Kami Sama Limited	Class B Ordinary Shares	3,000,000	1.17%	30,000,000	2.73%
Vanship Limited	Class B Ordinary Shares	9,200,000	3.59%	92,000,000	8.38%
Saber Lily Limited	Class B Ordinary Shares	1,400,000	0.55%	14,000,000	1.27%
Vanship Limited	Class C Ordinary Shares	7,500,000	2.93%	75,000,000	6.83%
Saber Lily Limited	Class C Ordinary Shares	1,000,000	0.39%	10,000,000	0.91%
Vanship Limited	Class D Ordinary Shares	2,132,353	0.83%	21,323,530	1.94%
Total		255,927,890	100.00%	1,098,051,401	100.00%

Part II Key Employees

Name	ID Card / Passport Number	Position
Chen Rui	510107197801231573	Chairman of the Board
Xu Yi	330825198908200138	CEO
Li Ni	441202198601271547	COO
Qu Kai	320829197906011615	VP

EXHIBIT D

COVENANTORS REPRESENTATIONS AND WARRANTIES

1.             Organization, Standing and Qualification. Each of the Group Companies is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization. Each of the Group Companies has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.

2.             Due Authorization. All actions on the part of each Covenantor and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of such Covenantor under this Agreement and the other Transaction Documents to which it is a party has been taken or will be taken prior to the Closing; and (ii) the authorization, issuance, reservation for issuance and allotment of all the Series D1 Preferred Shares and the Series D2 Preferred Shares being sold under this Agreement and the Conversion Shares at the Closing have been obtained or will have been obtained prior to the Closing. Each Covenantor has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Each Transaction Document to which a Covenantor is a party is a valid and binding obligation of such Covenantor, enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.             Approvals. All Consents which are required to be obtained by each Covenantor in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Closing.

4.             Valid Issuance. (a) The Series D1 Preferred Shares and the Series D2 Preferred Shares, when issued and paid in accordance with the terms of this Agreement for the consideration expressed herein, and (b) the Conversion Shares, when issued upon conversion of the Series D1 Preferred Shares and the Series D2 Preferred Shares, and registered in the register of members of the Company will be duly and validly issued, fully paid, non-assessable, and free from any Lien.

5.             Capitalization.

5.1          The Company’s capital structure (including its authorized and issued share capital, and the holders thereof) as set forth on Part I of Exhibit C are complete, true and accurate as of the time indicated therein. The information of share capital or registered capital and ownership of the equity interests of each other Group Company as set forth in Section 5.1 of the Disclosure Schedule is complete, true and accurate as of the time indicated therein, and the registered capital of each PRC Company shall have been duly paid up in accordance with its respective Charter Documents and the applicable Laws. Other than those set forth in Section 5.1 of the Disclosure Schedule, none of the Group Companies is or has been in violation of any applicable Laws relating to the withdrawal of any portion of paid-in registered capital in any Group Company.

5.2          Other than those set forth in Section 5.2 of the Disclosure Schedule, there is no outstanding Equity Securities of any Group Company. All presently outstanding Equity Securities of each Group Company were (or will be) duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights (or similar requirements) of any Person, are fully paid, non-assessable, and free from any Lien.

5.3         Except as contemplated in the Transaction Documents or as set forth in Section 5.3 of the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the Company. Except as noted in this Section 5 and the rights provided in the Shareholders’ Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

6.           Corporate Structure. A structure chart with corporate particulars of all the Group Companies is set forth in Section 6 of the Disclosure Schedule. The corporate particulars of each of the Group Companies as set forth in such structure chart and in Section 6 of the Disclosure Schedule are true, correct and complete. Except as disclosed in Section 6  of the Disclosure Schedule, none of the Group Companies has any Subsidiary, nor does any of them hold or Control, directly or indirectly, any interest in any other Person, or maintain any offices or branches. The corporate structure of the Group Companies and the ownership among the Group Companies and the establishment thereof are in compliance with all applicable Laws. Pursuant to the Control Documents, (i) the WFOE has full control over each of Shanghai Huandian, Shanghai Kuanyu and Shanghai Apu and enjoys substantially all of the economic benefit from the operation of Shanghai Huandian, Shanghai Kuanyu and Shanghai Apu; and (ii) each of Shanghai Huandian, Shanghai Kuanyu and Shanghai Apu is an “variable interest entity” of the Company and its financial results will be consolidated onto the Company’s consolidated financial statement as if it were a fully owned subsidiary of the Company, under the IFRS and the U.S. GAAP.

7.           Permits. All governmental approvals, permits, licenses, authorizations, certifications, registrations, and filings (collectively, the “Permits”) (i) which are required to be obtained or made by any Covenantor under applicable Laws in connection with the due and proper establishment of each Group Company and (ii) which are necessary to carry out the Principal Business and operations of each Group Company in each relevant jurisdiction, have been obtained or completed in accordance with the applicable Laws, are not in default, and are in full force and effect. None of the Group Companies is in receipt of any letter or notice from any Governmental Authority notifying the revocation of any Permits issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it. In respect of the Permits which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be timely granted by the relevant Governmental Authorities.

8.           Compliance.

8.1          Compliance with Laws. Each Group Company has complied with all applicable Laws, and none of them is under investigation with respect to or, to any Covenantor’s Knowledge, has been threatened against to be charged with or given notice of any violation of any applicable Laws. The Control Documents (individually or when taken together) and the establishment of captive structure through the Control Documents do not violate any applicable Laws (including without limitation SAFE Rules and Regulations, Order No. 10 and any other applicable PRC Laws).

8.2          The PRC Companies. The Charter Documents, Contracts and certificates of each PRC Company are valid and have been duly approved or issued (as applicable) by competent PRC Governmental Authorities. The capital and organizational structure of each PRC Company and the business conducted by such PRC Company are valid and in full compliance with relevant PRC Laws. All Consents required under PRC Laws for the due and proper establishment and operation of each PRC Company, including but not limited to the registrations with MOFCOM, SAIC, SAFE, tax bureau and customs authorities, have been duly obtained from the relevant PRC Governmental Authorities or completed in accordance with the relevant Laws, and are in full force and effect. In respect of Consents requisite for the conduct of any part of the business of such PRC Company which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC Governmental Authorities. Each PRC Company has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance with all relevant legal requirements and with all requisite Permits granted by the competent PRC Governmental Authorities. No PRC Company has received any letter or notice from any Governmental Authority notifying the revocation of any Permits issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

8.3          SAFE Compliance. All SAFE Rules and Regulations have been fully complied with by the Group Companies and their shareholders and beneficial owners and all requisite Consents required under the SAFE Rules and Regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and there exist no grounds on which any such Consent may be cancelled or revoked or any PRC Company or its legal representative may be subject to Liability or penalties for misrepresentations or failure to disclose information to the issuing SAFE. Each Person who beneficially owns any Equity Securities of the Company and is required to comply with the SAFE Rules and Regulations has registered with SAFE with respect to their direct or indirect holdings of Equity Securities in the Company in accordance with the SAFE Rules and Regulations. Such Person has not received any oral or written inquiries, notifications, orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

8.4          Anti-Corruption Laws Compliance. None of the Group Companies or any director, officer, employee, or any other Person acting for or on behalf of the foregoing for the benefit of the Group Companies, has violated any anti-corruption or anti-bribery Laws, nor has any of the above Persons offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any government official or to any Person under circumstances where there is a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, for the purpose of (a) influencing any act or decision of such government official in his official capacity, (b) inducing such government official to do or omit to do any act in relation to his lawful duty, (c) securing any improper advantage, or (d) inducing such government official to influence or affect any act or decision of any Governmental Authority, or assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

8.5          Securities Act Compliance. The offer, sale and issuance of the Series D1 Preferred Shares and the Series D2 Preferred Shares in conformity with the terms of this Agreement are exempt from the registration and qualification requirements of all applicable securities Laws, including the U.S. Securities Act of 1933, as amended, and the issuance of Conversion Shares in accordance with the Memorandum and Articles, will be exempt from such registration or requirements.

8.6          Compliance with Other Instruments and Agreements. The Charter Documents of each Group Company are valid and have been duly approved or issued (as applicable) by competent Governmental Authorities in the jurisdiction where such Group Company is incorporated. None of the Group Companies is in violation, breach or default of any term or provision of the Charter Documents, or of any term or provision of any Contract to which such Group Company is a party or by which it may be bound, or of any provision of any Law applicable to or binding upon such Group Company. None of the activities, Contracts or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement and any other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in (i) any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the Charter Documents of such Group Company, (b) any term or provision of any Material Contract to which such Group Company is a party or by which it may be bound, or (c) any applicable Law, (ii) the creation or imposition of any Lien upon, or with respect to, any of the properties or rights of any Group Company (except for such Lien created by the Transaction Documents), or (iii) any termination, modification, cancellation, or suspension of any right of, or any augmentation or acceleration of any obligation of, any Group Company.

9.           Litigation.

9.1          General. Except as disclosed in Section 9.1 of the Disclosure Schedule,  there is no Action pending or, to the best Knowledge of any Covenantor, threatened against or involving any Group Company or the business of the Group Companies. None of the Covenantors is aware of any event or circumstance that may form a basis for any such Action. The foregoing includes, without limitation, Actions pending or threatened against the Group Companies or the business of the Group Companies (or any basis therefor known to the Covenantors) involving the prior employment of the Founders or any of the Group Company’s employees, their use in connection with the business of the Group Companies of any information or techniques allegedly proprietary to any of their former employers,or their obligations under any agreements with former employers. None of the Group Companies is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority. There is no Action by the Group Companies that is currently pending or that any Group Company intends to initiate.

9.2         Action Relating to this Agreement. There is no Action pending or, to the best Knowledge of the Covenantors, threatened, that questions the validity of any Transaction Document, or the right of any Covenantor to enter into such agreement, or to consummate the transactions contemplated hereby or thereby or that could, individually or in the aggregate, result in a Material Adverse Effect or a change in the current equity ownership of any Group Company.

9.3         Anti-Corruption Laws Matters. There is no Action pending or, to the best Knowledge of the Covenantors, threatened against any Group Company or any director, officer, agent, employee, or any other Person acting for or on behalf of such Group Company, alleging a violation of any applicable Law, including but not limited to the anti-corruption Laws, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of such Group Company.

10.         Financial Conditions

10.1 Financial Statements. The Covenantors have delivered to the Investors true, correct and complete copies of unaudited financial statements of the PRC Companies for the period commencing from the later of (i) with respect to a PRC Company, its date of incorporation or (ii) January 1, 2013 to December 31, 2016 (collectively, the “Financial Statements”, and December 31, 2016, the “Balance  Sheet Date”). Such Financial Statements (i) have been prepared in accordance with the books and records of each Group Company, (ii) are true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with the PRC GAAP applied on a consistent basis, except as to the unaudited consolidated Financial Statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the most recent balance sheets included within the Financial Statements disclose each Group Company’s Indebtedness and Liabilities, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such Indebtedness and Liabilities are required to be disclosed on a balance sheet in accordance with the PRC GAAP applied on a consistent basis, other than current liabilities that were incurred after the Balance Sheet Date in the ordinary course of business consistent with its past practices that are not material in the aggregate. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with the IFRS for the companies incorporated outside the PRC/ PRC GAAP for companies incorporated in the PRC applied on a consistent basis.

10.2     Changes since Balance Sheet Date. Other than may be contemplated by the Transaction Documents, since the Balance Sheet Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any material agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been any Material Adverse Effect or any material change in the way any Group Company conducts its business, and there has not been by or with respect to any Group Company:

(i)                           any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii)                        any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)                     any waiver, termination, cancellation, settlement or compromise by a Group Company of a material right, debt or claim owed to it;

(iv)                    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien or (2) any Indebtedness, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(v)                       any amendment to or early termination of any Material Contract, any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Documents;

(vi)                    any material change in any compensation arrangement or Contract with any employee of any Group Company except in the ordinary course of business consistent with past practice, or adoption of any new benefit plan, or made any material change in any existing benefit plan;

(vii)                 any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(viii)              any material damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect to a Group Company;

(ix)                    any material change in accounting methods or practices or any revaluation of any of its assets;

(x)                       any change in the approved or registered business scope of any PRC Company or any change to any Consent or Permits held by such PRC Company;

(xi)                    except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of Taxes, settlement of any claim or assessment in respect of any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes, entry or change of any Tax election, change of any method of accounting resulting in an amount of additional Tax or filing of any material amended Tax Return;

(xii)                 any commencement or settlement of any Action;

(xiv)             any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(xv)                any resignation or termination of any Key Employee of any Group Companies any material group of employees of any Group Company that is deemed essential to the Principal Business;

(xvi)             any transaction with any Related Party; or

(xvii)          any agreement or commitment to do any of the things described in this Section 10.2.

11.       Material Contracts.

11.1 For purpose of this Agreement, a “Material Contract” means such Contract that any Group Company is a party to or is bound by, having an aggregate value, cost or amount, or imposing Liability on any Group Company in excess of US$500,000 or extending for more than one (1) year beyond the date of this Agreement, and that

(i)            is not readily to be fulfilled or performed by a Group Company on time or without undue or unusual expenditure of money or efforts or a Group Company does not have the technical and other capabilities or the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business without realizing a loss on closing of performance,

(ii)           is material to the conduct and operations of a Group Company’s business and properties,

(iii)          involves any Related Party transactions as described in Section 16 below,

(iv)          relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities of any Group Company,

(v)           is entered into with a material customer or material supplier of a Group Company or with a Governmental Authority,

(vi)          involves Indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the creation of any Lien on any equity interest, properties or assets of any Group Company,

(vii)         involves the acquisition or sale of a business, a merger, consolidation, amalgamation, a partnership, joint venture, or similar arrangement,

(viii)        involves the transfer or license of any Intellectual Property to or from a Group Company (other than licenses granted in the ordinary course of business or from commercially readily available “off the shelf” computer Software), or obligates a Group Company to share or develop any Intellectual Property with any third party,

(x)           contains change in Control, exclusivity, non-competition or similar clauses that may be reasonably expected to impair, restrict or impose conditions on a Group Company’s right to offer or sell products or services in specified areas, during specified periods or otherwise,

(xi)          the entering into and termination of which would be reasonably likely to have a Material Adverse Effect on any Group Company, or

(xii)         is otherwise substantially dependent on by a Group Company, or is not in the ordinary course of business of a Group Company.

11.2           All Material Contracts are listed in Section 11.2 of the Disclosure Schedule and have been made available for inspection by or, if they are oral Contracts, have been summarized in writing for the Investors and their counsel. Each Material Contract is a valid, binding and enforceable agreement of the parties thereto, the performance of which does not violate any applicable Law, and is in full force and effect, and the terms thereof have been complied with by the relevant Group Companies and, to the best Knowledge of each Covenantor, by all the other parties thereto, and the execution and performance of which is fully authorized pursuant to the Charter Documents of the Group Companies. There are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Contracts and no notices of violation, default, termination or intention to terminate (whether or not such notice is in writing) have been received in respect of any Material Contract.

12.       Assets and Properties

12.1           Title. The Group Companies have good and valid title to, or a valid leasehold interest in, all of the properties and assets that are currently used by the Group Companies, free from any Lien. Except for leased properties and licensed assets, no Person other than a Group Company owns any interest in any such properties or assets. All leases of properties and assets leased by the Group Companies are fully effective and afford the Group Companies the right to use and process such leased properties and assets. The Group Companies’ properties and assets collectively represent in all material respects all properties necessary for the conduct of the business of the Group in the manner currently conducted.

12.2        Real Property. Section 12.2 of the Disclosure Schedule sets forth a true, accurate and complete list of all Real Properties leased or otherwise used by any Group Company, whether completed or in progress (the “Company Real Properties”).  All Permits of all applicable Governmental Authorities necessary for the use of the Company Real Properties, whether completed or in progress, the absence of which would reasonably be expected to have a Material Adverse Effect on any Group Company, have been issued, have not been suspended or revoked, and it has no reason to believe that such Permits will be suspended or revoked. The design, construction, development, operation, leasing, use and management of the Company Real Properties is in compliance with all requirements of applicable Laws, without limitation, all zoning Laws, building codes and environmental protection except for any failure to comply with which would not have a Material Adverse Effect on any Group Company. All leases of the Company Real Properties is in compliance with applicable Laws, including with respect to the ownership, registered land use, operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease.

12.3        Intellectual Property.

(i)            Company Intellectual Properties. Section 12.3(i) of the Disclosure Schedule sets forth a true, accurate and complete list of all the Intellectual Properties that are owned by, or registered or applied for in the name of, or licensed to any Group Company (the “Company Intellectual Properties”). Except as disclosed in Section 12.3(i) of the Disclosure Schedule, each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to or otherwise has the licenses to use all Company Intellectual Property without any known conflict with or known infringement of the rights of any other Person.

(ii)           Intellectual Properties Ownership. Each Company Intellectual Properties is owned exclusively by, registered or applied for solely in the name of a Group Company, or licensed exclusively to the relevant Group Company, and is not subject to any Lien. All Company Intellectual Properties are valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. The Group Companies own or possess all rights and/or license to use all Intellectual Properties necessary for the conduct of their respective businesses as currently being conducted. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Intellectual Properties to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any material Company Intellectual Properties. No material Company Intellectual Property is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Intellectual Properties. No Company Intellectual Property is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Intellectual Properties. Each Covenantor has assigned and transferred to a Group Company any and all of its Intellectual Property related to the Principal Business. No Group Company has (a) transferred or assigned any Company Intellectual Properties; (b) authorized the joint ownership of, any Company Intellectual Properties; or (c) permitted the rights of any Group Company in any Company Intellectual Properties to lapse or enter the public domain.

(iii)          Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. No Person has violated, infringed or misappropriated any Company Intellectual Properties of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Person has challenged the ownership or use of any Company Intellectual Properties by a Group Company in writing. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv)          Assignment and Prior Intellectual Properties. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. None of the Group Companies believes it is or will be necessary to utilize any inventions of any of its officers or employees (or any Person it currently intends to hire) made prior to or outside the scope of their employment by such Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Intellectual Properties have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company and none of such Intellectual Property has been utilized by any Group Company, except for those that are exclusively owned by a Group Company. None of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation in any material respect of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v)           Licenses. Section 12.3(v) of the Disclosure Schedule sets forth a true, accurate and complete list of all the Company Intellectual Properties that are being licensed by and among Group Companies, which include (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company Intellectual Properties, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (a) agreements involving “off-the-shelf” commercially available Software, and (2) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the such licenses, sublicenses, and other Contracts.

(vi)          Protection of Intellectual Property. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company Intellectual Properties and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, distributors, and other third parties having access to any Company Intellectual Properties have executed and delivered to such Group Company an agreement requiring the protection of such Company Intellectual Properties. To the extent that any Company Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(vii)         No Public Software. No Public Software forms part of any product or service provided by any Group Company or was or is used in connection with the development of any product or service provided by any Group Company or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by any Group Company. No Software included in any Company Intellectual Properties has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

13.         Employment Matters.

13.1        Each Group Company (i) is in compliance in all material aspects with all applicable Laws respecting employment, employment practices and terms and conditions of employment, including without limitation the applicable PRC Laws pertaining to Social Insurances; (ii) has withheld and reported all amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrear of wages, Tax or penalty for failure to comply with any of the foregoing; and (iv) other than as required by applicable Laws, is not liable for any payment to any trust or fund governed by or maintained by or on behalf of any Governmental Authority with respect to any Social Insurance or other benefits or obligations for employees.

13.2        Each employee, officer, director and consultant of the Group Companies has duly executed an employment agreement containing confidentiality, non-competition, non-solicitation and invention assignment provisions to the satisfaction of the Investors which is in full force and effect and binding upon and enforceable against each such Person. To the best Knowledge of the Covenantors, none of the employees, officers, directors or consultants is in violation of such employment agreement. None of the Covenantors is aware that any Key Employee of a Group Company intends to terminate his employment with the Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee. Except as required by applicable Laws, no Group Company has or maintains any employee benefit plan, employee pension plan, medical insurance, or life insurance to which any Group Company contributed or is obligated to contribute thereunder for employees of any Group Company.

14.                               Environmental, Health and Safety Laws. Each Group Company is in compliance with all Environmental, Health and Safety Laws, which compliance includes the possession by each Group Company of all Consents from the relevant Governmental Authority under applicable Environmental, Health and Safety Laws and compliance with the terms and conditions thereof. No Group Company has received, since their inception, any communication from a Governmental Authority that alleges that it is not in such full compliance. There is no environmental Action pending or threatened against any Group Company.

15.                               Tax Matters. All Tax due and payable by each Group Company has been timely paid and withheld in accordance with applicable Laws (including any historical transfer of equity interest in any of the PRC Companies). The Group Companies have properly prepared and timely filed their Tax Return as required by applicable Laws. To the best Knowledge of the Covenantors, no Group Company has been the subject of any Tax audit or investigation by any tax authority. No Group Company has been nor anticipates that it will be a “controlled foreign corporation” or “passive foreign investment company” as defined under the U.S. Tax Laws. No Group Company is or has ever been a U.S. real property holding corporation.

16.                               Related Party Transactions. Except as provided in Section 16 of the Disclosure Schedule, no Related Party (i) has any direct or indirect ownership in excess of 5% of equity interest in any Person (other than a Group Company) which is an Affiliate or with which a Group Company has a business relationship, or competes (except for passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing), (ii) is, directly or indirectly, indebted to any Group Company, or (iii) has any direct or indirect interest in any Contract or transaction with any Group Company. All Contracts and transaction documents set forth in Section 16 of the Disclosure Schedule were entered into by the parties thereto on an arm’s-length basis and no Material Adverse Effect on the Group Companies.

17.                               Registration Rights. Except as provided in the Shareholders’ Agreement, no Group Company has granted or agreed to grant any Person or entity any registration rights (including piggyback registration rights) with respect to, nor is any Group Company obliged to list, any Group Company’s Equity Securities on any securities exchange. Except as contemplated under this Agreement or the Shareholders’ Agreement, there are no voting or similar agreements which relate to any Group Company’s Equity Securities.

18.                               Insurance. Except as provided in Section 18 of the Disclosure Schedule, each Group Company has obtained and maintains the insurance coverage of the same types and at the same coverage levels as other similarly situated companies in the same industry in which such Group Company operates its business or possesses its properties and assets, in accordance with its best commercial practices.

19.                               Insolvency. Prior to the Closing, (i) the aggregate assets of each Group Company, at a fair valuation, exceeds the aggregate Indebtedness of each such entity, as the Indebtedness becomes absolute and mature, and (ii) each Group Company does not incur or intend to incur, and will not have incurred or intended to incur Indebtedness beyond its ability to pay such Indebtedness as such Indebtedness becomes absolute and matures. There has not been commenced against any Group Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, or any Action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs.

20.                               No Other Business.

20.1                        Holding Companies. Except as provided in Section 20.1 of the Disclosure Schedule, each of the Company, the HK Holding Company and HK Bilibili was formed solely to acquire and hold the Equity Securities in its Subsidiaries and since its formation it has not engaged in any other business and has not incurred any Liability in the course of its business of acquiring and holding its Equity Securities in its Subsidiaries.

20.2                        Subsidiaries. Each of the PRC Companies is engaged solely in the Principal Business.

20.3                        Hangzhou Huandian and Shanghai Apu. Except as provided in Section 20.3 of the Disclosure Schedule, each of Hangzhou Huandian and Shanghai Apu has no other assets, liabilities, operations, or obligations of any nature as of the date hereof.

21.                               Internal Controls. Each Group Company maintains a system of internal accounting controls to the reasonable satisfaction of the Investors and has adopted such internal control measures reasonably requested by the Investors. The signatories for each bank account of each Group Company are listed on Section 21 of the Disclosure Schedule.

22.                               Control Documents. Each of the Covenantors which is a party to the Control Documents has full power, authority and legal right to execute, deliver and perform their respective obligations under each of the Control Documents to which it is a party, and upon the execution of the Control Documents, has authorized, executed and delivered each of the Control Documents to which it is a party, and such obligations constitute valid, legal and binding obligations enforceable against it in accordance with the terms of each of such Control Documents. The execution, delivery and performance of each Control Document by the parties thereto did not and is not reasonably expected to (i) result in any violation of the Charter Documents (if any) of any Group Company; (ii) result in any violation of or penalty under any Laws of the PRC as in effect as of the date hereof; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Contract, agreement, arrangement, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof and the Closing Date, to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject.

23.                               Tax and Corporate Records. Each of the Group Companies properly maintains its tax records and corporate records including without limitation (i) minutes of each meeting of its board of directors, any committees of its board of directors and its shareholders, and (ii) each written resolution in lieu of a meeting by its board of directors, any committees of its board of directors and its shareholders.

24.                               Compliance with Office of Foreign Assets Control.

(i)                                     Neither the Group Companies nor their directors, officers, or employees is an OFAC Sanctioned Person (as defined below). The Group Companies and the Group Companies’ directors, officers, or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, as amended through the date of the Agreement, to the extent applicable to the Group Companies and all other applicable anti-money laundering laws and regulations. None of (i) the purchase and sale of the Shares, (ii) the use of the purchase price for the Shares, (iii) the execution, delivery and performance of the Agreement or (iv) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including, without limitation, the Investors, of any of the OFAC Sanctions (as defined below) or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

For the purposes of Section 24 of Exhibit D:

A.                                    “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC.

B.                                    “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”).

C.                                    “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including, without limitation, foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

25.                               Foreign Corrupt Practices Act. Neither the Group Companies nor any of their directors, officers, legal representatives or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist a Group Company or any of its affiliates to obtain or retain business for, or direct business to a Group Company or any of its affiliates, as applicable. Neither the Group Companies nor any of their directors, officers, legal representatives or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

26.                               Cessation of Operation of www.365pub.com. Shanghai Kuanyu has ceased the operation of www.365pub.com.

27.                               Business Plan. The Company has delivered its business plan to each Investor. The business plan does not contain any untrue statement of a material fact, nor does it omit to state a material fact necessary to make the statements therein not misleading.

28.                               Disclosure. Each of the Covenantors has fully provided the Investors with all information requested by the Investors to decide whether to purchase the Purchased Shares, as applicable. No representation or warranty of the Covenantors contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

EXHIBIT E

DISCLOSURE SCHEDULE

EXHIBIT F-1

RESTRUCTURING PLAN

(to be completed prior to the Closing)

1.                                      Reservation of Additional ESOP.

The board of directors and the shareholders of the Company shall have duly reserved additional 12,108,416 Ordinary Shares to be issued to certain Company’s employees, consultants, officers or directors pursuant to the Company’s employees’ shares incentive plan to be adopted immediately prior to the Closing, representing 5.00% of the total outstanding shares immediately prior to the Closing.

2.                                      Entry into the Spouse Consent Letter.

The spouse of each of the shareholders of Shanghai Huandian (other than Li Feng) shall execute a spouse consent letter, pursuant to which each shareholder’s spouse has agreed to the execution of the Control Documents and the disposal of the equity interests held by the shareholder in Shanghai Huandian pursuant to those Control Documents. The spouse of each of the shareholders agreed that he/she shall not assert any interests in such equity interests in Shanghai Huandian held by the shareholder, and if he/she obtains any such equity interests, such person shall be bound by the relevant Control Documents.

EXHIBIT G FORMS

Part I - Form of Memorandum and Articles

Part II - Form of Shareholders’ Agreement

Part III - Form of Management Rights Letter

Part IV - Form of Indemnification Agreement